FIRST TRUST EXCHANGE-TRADED ALPHADEX(R) FUND II
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187


                                February 6, 2012


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


     Re: First Trust Germany AlphaDEX(R) Fund, First Trust Canada AlphaDEX(R) Fund, First Trust Australia AlphaDEX(R) Fund, First Trust United Kingdom AlphaDEX(R) Fund, First Trust Taiwan AlphaDEX(R) Fund,
           First Trust Hong Kong AlphaDEX(R) Fund, First Trust Switzerland AlphaDEX(R) Fund, First Trust Emerging Markets Small Cap
           AlphaDEX(R) Fund and First Trust Developed Markets ex-US Small Cap AlphaDEX(R) Fund (the "Funds")


Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded AlphaDEX(R) Fund II (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Funds, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 6 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-171759), filed on February 6, 2012, so that the same may become effective at 2:00 p.m., Eastern Time on February 9, 2012, or as soon thereafter as practicable.

                                      Very truly yours,

                                      FIRST TRUST EXCHANGE-TRADED ALPHADEX(R)
                                         FUND II

                                      By:  /s/ W. Scott Jardine
                                           -----------------------------
                                           W. Scott Jardine, Secretary


                                      FIRST TRUST PORTFOLIOS L.P.

                                      By:  /s/ W. Scott Jardine
                                           -----------------------------
                                           W. Scott Jardine, Secretary